EXHIBIT 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT, dated as of August 27, 2007 and effective as of January 1, 2008, is by and among NATIONAL PENN BANCSHARES, INC., a Pennsylvania business corporation and registered bank holding company (“NPB”); NATIONAL PENN BANK, a national banking association (“NPBank”); and WAYNE R. WEIDNER, an adult individual and resident of the Commonwealth of Pennsylvania (“Weidner”) (NPB and NPBank are sometimes referred to herein collectively as “National Penn”).

BACKGROUND

1.           Weidner is presently employed by NPB as Chairman and by NPBank.

2.           Weidner will be retiring as an employee of NPB and NPBank on December 28, 2007.

3.           Weidner is presently a director of NPB and NPBank.

4.           Upon Weidner’s retirement as an employee of NPB and NPBank, Weidner will continue as a non-employee director of NPB and NPBank and as Chairman of NPB through the remainder of his term as a Class II Director on April 27, 2010.

5.           It is the desire of the Boards of Directors of NPB and NPBank that NPB and NPBank engage Weidner as an independent contractor/consultant subsequent to the termination of his employment, on the terms and conditions set forth herein, in order that the experience he has gained throughout his career and the management ability he has demonstrated for NPB and NPBank will continue to be available to NPB and NPBank.  Weidner is willing to be engaged as an independent contractor/consultant, on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein, and each intending to be legally bound, NPB, NPBank and Weidner agree as follows:

1.           Background.  The matters set forth in the “Background” section of this Agreement are incorporated by reference herein.

2.           Relationship.  National Penn hereby retains Weidner, and Weidner hereby agrees to be retained by National Penn, as an independent contractor/consultant, and not as an employee, upon the terms and conditions set forth herein.  Weidner shall be an independent contractor of National Penn for all purposes.

3.           Services to be Performed by Weidner.

(a)           Weidner agrees to make himself available to render, and shall render at the request of National Penn from time to time, general advising and consulting services to National Penn, including consultation and advice on strategy, tactics, business development, and mergers and acquisitions.

(b)           Weidner agrees to render such services conscientiously and to devote his reasonable efforts and abilities thereto, at such times during the term here, and in such reasonable manner, as National Penn and Weidner shall mutually agree.

(c)           Weidner will determine the method, details and means of performing the above-described services.  National Penn shall have no right to, and shall not, control the manner or determine the method of accomplishing Weidner’s services.

(d)           Weidner shall exercise a reasonable degree of care in performing such services, and shall devote such time (expected to be less than full time) and effort thereto as he shall deem necessary and appropriate, it being acknowledged that, subject to the provisions of Paragraph 8 hereof, Weidner’s services shall be on a non-exclusive basis and shall be performed at such places and at such times as shall be determined by Weidner.

(e)           National Penn agrees to indemnify and hold Weidner harmless from any claims, loss or liability relating to consulting performed for National Penn pursuant to this Agreement, except for any claim, loss or liability resulting from Weidner’s gross negligence or willful misconduct.  Weidner agrees to indemnify and hold National Penn harmless from any claims, loss or liability relating to consulting performed for National Penn pursuant to this Agreement, except for any claim, loss or liability resulting from National Penn’s gross negligence or willful misconduct.

4.           Term.

(a)           The term of this Agreement shall begin on January 1, 2008 and shall continue until the earlier of April 27, 2010 or Weidner’s death or total disability.  In the event of Weidner’s death or total disability during the term of this Agreement, all remaining compensation due to Weidner under Paragraph 5 of this Agreement through April 27, 2010 shall be accelerated and become immediately due and payable to Weidner’s estate (in the event of Weidner’s death) or to Weidner (in the event of Weidner’s total disability) within thirty (30) days of the date of Weidner’s death or total disability.

(b)           The foregoing to the contrary notwithstanding, either party may unilaterally terminate this Agreement on thirty (30) days’ prior written notice.  If this Agreement is terminated by Weidner pursuant to the provisions of this Paragraph 4(b), then this Agreement shall terminate at that time and National Penn shall not be obligated to pay Weidner any further compensation pursuant to Paragraph 5 of this Agreement or otherwise, except for any compensation, if any, accrued and unpaid through the date of termination.  If this Agreement is terminated by National Penn pursuant to the provisions of this Paragraph 4(b), then this Agreement shall terminate at that time and National Penn shall pay to Weidner the amount of compensation otherwise payable to Weidner pursuant to Paragraph 5 of this Agreement from the date of such termination through the earlier of the date that is six (6) months from the date of such termination and the end of the term of this Agreement.

5.           Compensation.

(a)           As compensation for services performed hereunder, and as consideration for the restrictive covenants set forth in Paragraphs 8, 9 and 10 hereof, National Penn agrees to pay Weidner at the rate of $10,625 per month, in advance, on the first day of each month.  On January 1, 2009 and on January 1, 2010, National Penn and Weidner agree to review the amount being paid by National Penn to Weidner under this Paragraph 5 and to adjust such amount, up or down, as National Penn and Weidner shall mutually agree, based on the performance of Weidner’s services hereunder.  If National Penn and Weidner are not able to mutually agree to an adjustment, National Penn shall continue to pay Weidner at the monthly rate as last mutually agreed.

(b)           Except as otherwise required by law, National Penn shall not withhold any sums from the payments to be made to Weidner for Social Security or other federal, state or local tax liabilities or contributions, and all withholdings, liabilities and contributions with respect to Weidner shall be solely the responsibility of Weidner.

(c)           Weidner shall not be entitled to participate, and shall not participate, in any employee benefit or welfare plan providing benefits to National Penn employees, whether presently in force or hereafter adopted; provided, however, that National Penn shall make available to Weidner and Weidner’s spouse, at Weidner’s cost and expense, Weidner’s health insurance benefits, as then in effect, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), for a period of thirty six (36) months beginning on January 1, 2008.

(d)           Nothing herein shall prevent or otherwise restrict Weidner from receiving National Penn’s ordinary and customary directors’ fees that it pays to all of its non-employee directors.

(e)           In the event of a merger or sale of NPB or NPBank to or with another entity during the term of this Agreement:

(i)           This Agreement shall automatically terminate and Weidner shall have no further obligations under this Agreement upon the closing of such merger or sale (including the non-competition and non-solicitation obligations set forth in Paragraphs 8 and 9 of this Agreement); and

(ii)           All remaining compensation due to Weidner under Paragraph 5 of this Agreement through April 27, 2010 shall be accelerated and become immediately due and payable to Weidner on the date of closing of such merger or sale of NPB or NPBank.

(f)           Notwithstanding the foregoing, for purposes of this Agreement, a “merger or sale of NPB or NPBank to or with another entity” shall only arise when:

(i)           The resulting entity is not controlled, directly or indirectly, by NPB; or

(ii)           Shareholders of NPB immediately prior to the consummation of any such transaction do not continue to hold at least of a majority of the voting power of the outstanding voting securities of the legal entity resulting from or existing after any transaction and a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction are not former members of NPB’s Board of Directors.

6.           Other Conditions.

(a)           Skills; Training; Instructions.  Weidner represents and warrants to National Penn that he possesses the skill, knowledge, background and experience necessary to perform the services to be provided hereunder and that no training or instructions are necessary.  National Penn shall not provide any training or any instructions to Weidner.

(b)           Overhead.  Weidner shall be responsible for all of Weidner’s overhead costs and expenses incident to the performance of services for National Penn, and no expenses incurred by Weidner shall be reimbursable by National Penn except for reasonable business expenses incurred by Weidner during the term of this Agreement on behalf of National Penn in connection with his performance of services hereunder, including reasonable business expenses for entertainment in an amount not to exceed $1,500 per month.  Weidner shall itemize requests for reimbursement of such expenditures supported by sufficient documentation of the expenditures and explanation of their purpose.  Notwithstanding the foregoing, as an inducement to Weidner to enter into this Agreement, National Penn agrees to make available to Weidner, at Weidner’s request and at no cost to Weidner, such space and administrative support in National Penn’s headquarters office in Boyertown as Weidner may need in order to conduct business incidental to the services to be provided by Weidner pursuant to this Agreement.

7.           Confirmation of Supplemental Retirement Benefits.  NPB and NPBank hereby each acknowledge and agree that nothing herein shall be deemed to amend or otherwise modify the terms or provisions of Paragraph 8 of his employment agreement dated as of February 4, 2003, and amended as of June 5, 2006 (the “Employment Agreement”), including the amount or timing of any payment thereunder, and NPB and NPBank hereby each acknowledge and agree that the terms and provisions of Paragraph 8 of the Employment Agreement shall remain in full force and effect and legally binding on NPB and NPBank.  No payment hereunder shall reduce or otherwise act as a credit against the amount of the payment or other benefit to be paid to Weidner pursuant to Paragraph 8 of the Employment Agreement.

8.           Non-competition.  Weidner agrees that, during the term of this Agreement, and for a period of eight (8) months after the termination of this Agreement, he shall not assume any position of employment with any “financial institution” (defined below) nor shall he perform services as a consultant for or enter into any consulting agreement, directly or indirectly, with any other financial institution.  Nothing herein shall be construed to restrict Weidner’s right to assume any employment for any non-financial institution or to act as a consultant for any non-financial institution.

For the purposes of this paragraph, “financial institution” shall mean and refer to any commercial bank, savings bank, trust company, savings and loan association, building and loan association, cooperative bank, credit union, insurance company or asset management company or any other organization in the financial services industry as determined from time to time by the Board of Governors of the Federal Reserve System.

9.           Non-Solicitation.

(a)           During the term of this Agreement, and for a period of eight (8) months after the termination of this Agreement, Weidner shall not, directly or indirectly, acting alone or in conjunction with others, solicit or induce, or attempt to solicit or induce, any customer of NPB or NPBank, or any direct or indirect subsidiary of NPB or NPBank, to curtail or cancel his, her, its or their business with such entity.

 (b)           During the term of this Agreement, and for a period of eight (8) months after the termination of this Agreement, Weidner shall not, directly or indirectly, acting alone or in conjunction with others, induce or attempt to influence any employee of NPB or NPBank, or any direct or indirect subsidiary of NPB or NPBank, to enter into any employment or consulting relationship with any person (including Weidner), firm, corporation or company.

10.           Trade Secrets and Confidential Information; Code of Conduct.

 (a)           During the term of this Agreement and at any time thereafter, Weidner will not, without the express written consent of National Penn, directly or indirectly, communicate or divulge to, or use for Weidner’s own benefit or the benefit of any other person, firm, association, corporation, partnership, limited liability company or limited liability partnership, any of National Penn’s trade secrets, proprietary data or other confidential information, which trade secrets, proprietary data and other confidential information were communicated to or otherwise learned or acquired by Weidner in the course of the relationship provided by this Agreement or Weidner’s previous employment with National Penn, except that Weidner may disclose such matters to the extent that disclosure is required by a court or other governmental agency of competent jurisdiction.  As long as such matters remain trade secrets, proprietary data or other confidential information, Weidner will not use such trade secrets, proprietary data or other confidential information in any way or in any capacity other than as an independent contractor of National Penn and to further National Penn’s interests.

 (b)           Nothing in this Paragraph 10 is intended nor shall be interpreted to release Weidner from the continuing provisions of Paragraph 16 of the Employment Agreement.

 (c)           During the term of this Agreement, and at any time thereafter, as applicable, Weidner acknowledges and agrees that Weidner will be bound by the terms and provisions of NPB’s Code of Conduct that apply to agents and independent contractors of National Penn, as may be amended from time to time without notice, a copy of which is attached hereto as Exhibit “A.”

11.           Enforcement.   Weidner recognizes that immediate and irreparable damage will result to National Penn if Weidner breaches any of the terms and conditions of Paragraphs 8, 9 or 10, and, accordingly, Weidner hereby consents to the entry by any court of competent jurisdiction of an injunction against him to restrain any such breach, in addition to any other remedies or claims for money damages which National Penn may seek.  Weidner represents and warrants that his experience and capabilities are such that he can obtain employment in business without breaching the terms and conditions of Paragraphs 8, 9 or 10, and the enforcement thereof by injunction or otherwise will not prevent him from earning a livelihood.

12.           Assignment.  The benefits of this Agreement are and shall be personal to Weidner, and none thereof shall inure to the benefit of his heirs, personal representatives or assigns.  This Agreement may not be assigned by Weidner, but Weidner may delegate to another the performance of his services hereunder, and in any such event Weidner shall be and remain responsible for such performance.  This Agreement shall be binding upon and inure to the benefit of National Penn and shall be assignable by National Penn.

13.           Notices.  All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail, return receipt requested, addressed to NPB, NPBank or Weidner, as the case may be, at the address set forth below their respective signatures on the signature page hereof.

14.           Entire Agreement, Amendment.  This Agreement is intended by the parties to constitute and does constitute the entire agreement between National Penn and Weidner with respect to the engagement of Weidner by National Penn.  Except for the continuing provisions of Weidner’s Employment Agreement, this Agreement supersedes any and all prior agreements, understandings, negotiations and discussions of the parties, whether oral or written.  This Agreement may be amended, waived, discharged or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge or termination is sought.

15.           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

16.           Severability.  No part of this Agreement will be affected if any other part of it is held invalid or unenforceable.

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17.           Survival.  Except as otherwise expressly stated herein, Sections 8, 9, 10 and 11 of this Agreement shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement on the date first above written.

NATIONAL PENN BANCSHARES, INC.

	By:	/s/ J. Ralph Borneman, Jr.
Name: J. Ralph Borneman, Jr.
Title: Chairman, Compensation Committee
Address: Philadelphia and Reading Avenues Boyertown, PA 19512

NATIONAL PENN BANK

	By:	/s/ Glenn E. Moyer
Name: Glenn E. Moyer
Title: President, Chairman and CEO
Address: Philadelphia and Reading Avenues Boyertown, PA 19512

Witness: /s/ H. Anderson Ellsworth		/s/ Wayne R. Weidner
Wayne R. Weidner
Address: 17 Lupine Lane Oley, PA 19547